Exhibit 99.1

NextCure Provides Business Update

–	SIM0505 (CDH6 ADC) Phase 1 dose escalation data update anticipated in Q2 2026
–	LNCB74 (B7-H4 ADC) Phase 1 dose escalation expanded into higher dose cohorts

BELTSVILLE, MD – January 23, 2026 (GLOBE NEWSWIRE) – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to developing novel therapies to treat cancer, today provided updates for its two antibody drug conjugate (ADC) programs and reported a preliminary year-end 2025 cash position.

SIM0505 (CDH6 ADC): Phase 1 dose escalation data expected in Q2 2026

SIM0505 is a novel ADC directed to cadherin-6 (CDH6 ADC), which is overexpressed in several cancers with limited expression in healthy tissues. SIM0505 features a proprietary topoisomerase 1 inhibitor (TOPOi) payload, designed for broad anti-tumor activity, fast systemic clearance and an improved potential therapeutic window.

●	Data from the Phase 1 open-label dose escalation study are anticipated to be presented in the second quarter of 2026, including results from patients in the U.S. and China.
●	The study (NCT06792552) is evaluating SIM0505 in patients with advanced solid tumors with a focus on gynecological cancers and an emphasis on platinum resistant ovarian cancer.
●	The Company is adding clinical sites and increasing SIM0505 clinical drug supply in anticipation of initiating dose optimization in the first half of 2026.

LNCB74 (B7-H4 ADC): Ongoing Phase 1 dose escalation

LNCB74 is a novel ADC directed to B7-H4, overexpressed in several cancers with limited expression in healthy tissues. LNCB74 features a proprietary tumor-selective cleavable linker and a tubulin inhibitor monomethyl auristatin E (MMAE) payload.

●	Dosing has commenced in higher dose cohorts for the ongoing open-label Phase 1 dose escalation study (NCT06774963) following the November 2025 protocol amendment announcement. Higher dose cohorts will prioritize patients with high B7-H4 expression in breast and gynecological cancers, while now including adenoid cystic carcinoma type 1.
●	Proof-of-concept data, previously anticipated in the first half of 2026, is delayed to accommodate enrollment; NextCure now expects to provide a trial progress update in second half of 2026.

Financial Position (unaudited) and Cash Runway

●	As of December 31, 2025, NextCure is reporting preliminary cash, cash equivalents and marketable securities of approximately $41.8 million. These preliminary selected financial results are unaudited and subject to adjustment.
●	The Company expects current financial resources to be sufficient to fund planned operating expenses and capital expenditures into the first half of 2027.

About SIM0505

SIM0505 is a novel antibody drug conjugate (ADC) directed to cadherin-6 (CDH6 ADC), featuring a proprietary topoisomerase 1 inhibitor (TOPOi) payload. The ADC is designed for broad anti-tumor activity, fast systemic clearance and an improved potential therapeutic window. SIM0505 is being evaluated in an open-label, Phase 1 study for the potential treatment of advanced solid tumors. NextCure has global rights for SIM0505, excluding China, Hong Kong, Macau, and Taiwan which are retained by Simcere Zaiming.

About LNCB74

LNCB74 is novel antibody drug conjugate (ADC) directed to B7-H4, featuring a proprietary tumor-selective cleavable linker and a tubulin inhibitor monomethyl auristatin E (MMAE) payload. LNCB74 is being evaluated in an open-label, Phase 1 study for the potential treatment of advanced solid tumors. NextCure shares global co-development rights with LigaChem Biosciences Inc through a 50-50 cost share arrangement.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients who do not respond to, or have disease progression on, current therapies, through the use of targeted therapies including antibody-drug conjugates. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells within and beyond the tumor microenvironment, and the role each interaction plays in a biologic response.

Please visit "http://www.nextcure.com" for more information.

Forward-Looking Statements:

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to statements related to our cash runway and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “will,” “would” and other similar expressions that are predictions

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of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: market and other conditions, positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization, including risks associated with reliance upon our collaborative partners and international vendors; NextCure’s ability to maintain listing of its common stock on the Nasdaq Global Select Market; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com

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